Exhibit 99.2

ATC Healthcare Announces Refinancing with Note Holders

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 18, 2003--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, announced that it has renegotiated its debt with the four noteholders from the purchase of its largest franchise completed in January 2002 and the subordination agreement between its primary lender, Healthcare Finance Group, the noteholders and ATC.
    The two series of promissory notes to the former owners have been condensed into one series of notes. One of the notes is for a term of seven years, with a minimum monthly payment (including interest) of $40,000 in year one and minimum monthly payments of $80,000 in subsequent years, with a balloon payment of $3,700,000 due in May 2007. The balance on the first note after the balloon payment is payable over the remaining 3 years of the note, subject to limitations. The other three notes are for ten years, with minimum monthly payments (including interest) of $25,000 in the aggregate in the first year and minimum monthly payments of $51,000 in the aggregate for the remaining years. Any unpaid balance at the end of the note term will be due at that time. Additional payments may be made to the noteholders if the Company achieves certain financial ratios.
    In accordance with the renegotiation, one of the noteholders has agreed to forgive approximately $2.8 million of his note.
    "We are very pleased that our partners, our noteholders and our primary lender, are working with us to assist ATC to restructure its debt so that we can continue to work towards our goals of improved sales and profitability", stated David Savitsky, CEO of ATC. "This renegotiation significantly reduces payments the Company will be required to make, improving our financial position."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 67 locations in 26 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516/750-1681
             dsavitsky@atchealthcare.com
                 or
             Alan Levy, 516/750-1666
             alevy@atchealthcare.com